Exhibit 10.2

Archer-Daniels-Midland Company
2002 Incentive Compensation Plan

Stock Option Agreement

Stock Option Agreement (the “Agreement”), dated as of _______ (the “Date of Grant”), between Archer-Daniels-Midland Company, a Delaware corporation (the “Company”), and ____________________ (the “Optionee”), an Employee of the Company. This Agreement is pursuant to the terms of the Company’s 2002 Incentive Compensation Plan (the “Plan”). The applicable terms of the Plan are incorporated herein by reference, including the definition of capitalized terms contained in the Plan.

Section 1. Stock Option Award. The Company grants to the Optionee, on the terms and conditions hereinafter set forth, an Option with respect to _______ shares of the Company’s common stock (the “Option Shares”) under the Plan.

Section 2. Exercise Price. The exercise price per share of the Option Shares shall be $ _______ per share (“Option Price”).

Section 3. Vesting.

(a) Vesting Schedule. Subject to the forfeiture provisions of Sections 6 and 10 hereof, this Option shall become vested and exercisable as to the Option Shares in installments in accordance with the following vesting schedule:

Vesting Date	Number of Option Shares

At times in this Agreement, when the vesting, exercise or cancellation of this Option (or portion thereof) and the corresponding right to acquire Option Shares thereunder is discussed, for ease of reference the document will refer to the vesting, exercise or cancellation, as applicable, of “Option Shares.”

(b) Accelerated Vesting. Notwithstanding the foregoing provisions of this Section 3, but subject to Section 10 hereof, all Option Shares shall become fully and immediately vested and exercisable upon the occurrence of a Change of Control of the Company (as defined in Appendix A hereto) or the death of Optionee.

Section 4. Nonqualified Stock Option. This Option shall be treated as a Nonqualified Stock Option under the Plan.

Section 5. Option Term. Option Shares that become exercisable pursuant to Section 3 hereof may be purchased at any time following vesting and prior to the expiration of the Option Term. For purposes hereof, the “Option Term” shall commence on the Date of Grant and shall expire on the day prior to the tenth anniversary thereof, unless earlier terminated as provided in Sections 6 or 10 hereof. Upon the expiration of the Option Term, any unexercised Option Shares shall be cancelled and shall be of no further force or effect.

Section 6. Effect of Termination of Service. Except as set forth below in this Section 6, if Optionee’s service as an Employee is terminated for any reason prior to the occurrence of any otherwise applicable vesting date or event provided in Section 3 hereof, the Optionee shall (i) forfeit any interest in the Option Shares that have not yet become vested, which shall be cancelled and be of no further force or effect, and (ii) subject to Section 10 hereof, retain the right to exercise any Option Shares that have previously become vested until the expiration of three months after the effective date of such termination of service. Notwithstanding the foregoing, in the event that Optionee’s employment terminates as a result of Optionee’s Retirement or Disability then Optionee shall, subject to Section 10 hereof, (i) continue to vest in the Option Shares in accordance with the provisions of Section 3 hereof, and (ii) retain the right to exercise all vested Option Shares until the expiration of the full Option Term. In addition, in the event that Optionee’s employment terminates as a result of Optionee’s death then Optionee shall receive the accelerated vesting described in Section 3(b) and shall retain the right to exercise all vested Option Shares until the expiration of the full Option Term.

Section 7. Procedure for Exercise. The Option may be exercised, in whole or part (for the purchase of whole shares only), by delivery of a written notice in the form specified by the Company (the “Notice”), along with payment in full of the Option Price, from the Optionee to the Secretary of the Company at the Company’s principal office, which Notice shall: (i) state the number of Option Shares being exercised; (ii) state the method of payment for the Option Shares and tax withholding pursuant to Section 8 hereof; (iii) include any representation of the Optionee required pursuant to Section 9 hereof; (iv) in the event that the Option shall be exercised by any person other than the Optionee pursuant to Section 13 hereof include appropriate proof of the right of such person to exercise the Option; and (v) comply with such further requirements consistent with the Plan as the Committee may from time to time prescribe.

Section 8. Payment of Exercise Price. Payment of the Option Price shall be made (i) in cash or by cash equivalent, (ii) by tendering, either by actual delivery of Shares or by attestation, previously acquired Shares that have been held by the Optionee for at least 6 months, valued at the Fair Market Value of such Shares on the trading date immediately preceding the date of exercise, (iii) by irrevocably authorizing a third party with which the Optionee has a brokerage or similar relationship to sell the Shares (or a sufficient portion of such Shares) acquired upon the exercise of the Option and remit to the Company a portion of the sale proceeds sufficient to pay the entire Option Price to the Company, or (iv) by a combination of the methods described above. Delivery of Shares upon such exercise shall be subject to payment by the Optionee to the Company of any required withholding taxes. Optionee may elect to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction. Any such election shall be irrevocable, made in writing, signed by the Participant, and submitted to the Secretary of the Company.

Section 9. Securities Law Compliance. No Option Shares shall be purchased upon the exercise of the Option unless and until the Company and/or the Optionee shall have complied with all applicable federal or state registration, listing and/or qualification requirements and all other requirements of law or of any regulatory agencies having jurisdiction, unless the Committee has received evidence satisfactory to it that a prospective Optionee may acquire such shares pursuant to an exemption from registration under the applicable securities laws. Any determination in this connection by the Committee shall be final, binding, and conclusive. The Company reserves the right to legend any certificate for shares of Common Stock, conditioning sales of such shares upon compliance with applicable federal and state securities laws and regulations.

Section 10. Forfeiture Conditions. Notwithstanding any provision herein to the contrary, in the event of termination of the Optionee’s employment for “cause” (as defined below), the breach of any non-competition or confidentiality restrictions applicable to the Optionee, or the Optionee’s participation in an activity that is deemed by the Committee to be detrimental to the Company (including, without limitation, criminal activity or accepting employment with a competitor of the Company), (i) the Optionee’s right to exercise any unexercised portion of the Option shall immediately terminate and all rights thereunder shall cease, (ii) the Optionee’s right to receive an issuance of Option Shares upon settlement of the Option shall immediately terminate, and, (iii) if the Option has been exercised, in whole or in part, then either (A) the Option Shares issued upon exercise of the Option shall be forfeited and returned to the Company and the Optionee shall be repaid the lesser of (x) the then-current Fair Market Value per Share or (y) the Option Price paid for such Option Shares, or (B) the Optionee will be required to pay to the Company in cash an amount equal to the gain realized by the Optionee from the exercise of such Option (measured by the difference between the Fair Market Value of the Option Shares on the date of exercise and the Option Price paid by the Optionee).

For purposes hereof, “cause” shall have the meaning specified in such Optionee’s employment agreement with the Company, or, in the case of an Optionee who is not employed pursuant to an employment agreement, “cause” shall mean any of the following acts by the Optionee: (i) embezzlement or misappropriation of corporate funds, (ii) any acts resulting in a conviction for, or plea of guilty or nolo contendere, a charge of commission of a felony, (iii) misconduct resulting in injury to the Company or any subsidiary, (iv) activities harmful to the reputation of the Company or any subsidiary, (v) a violation of Company or subsidiary operating guidelines or policies, (vi) willful refusal to perform, or substantial disregard of, the duties properly assigned to the Optionee, or (vi) a significant violation of any contractual, statutory or common law duty of loyalty to the Company or any subsidiary.

Section 11. No Rights as Stockholder or Employee.

(a) The Optionee shall not have any privileges of a stockholder of the Company with respect to any Option Shares subject to (but not acquired upon valid exercise of) the Option, nor shall the Company have any obligation to issue any dividends or otherwise afford any rights to which Shares are entitled with respect to any such Option Shares, until the date of the issuance to the Optionee of a stock certificate evidencing such Shares.

(b) Nothing in this Agreement or the Option shall confer upon the Optionee any right to continue as an Employee of the Company or any Subsidiary or Affiliate or to interfere in any way with the right of the Company or any Subsidiary or Affiliate to terminate the Optionee’s employment at any time.

Section 12. Adjustments. If at any time while the Option is outstanding, the number of outstanding Shares is changed by reason of a reorganization, recapitalization, stock split or any of the other events described in Section 4.2 of the Plan, the number and kind of Option Shares and/or the Option Price of such Option Shares shall be adjusted in accordance with the provisions of the Plan. In the event of certain corporate events specified in Article 19 of the Plan, any outstanding Options granted hereunder may be replaced by substituted options or canceled in exchange for payment of cash in accordance with the procedures and provisions of Article 19 of the Plan.

Section 13. Restriction on Transfer of Option. The Option may not be transferred, pledged, assigned, hypothecated or otherwise disposed of in any way by the Optionee, except by will or by the laws of descent and distribution. Except as provided below, this Option may be exercisable during the Optionee’s lifetime only by the Optionee. In the event an Optionee becomes legally incapacitated, the Option shall be exercisable by the Optionee’s legal guardian, committee or legal representative. If the Optionee dies, the Option shall thereafter be exercisable by the Optionee’s executors or administrators. The Option shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Option, shall be null and void and without effect.

Section 14. Notices. Any notice hereunder by the Optionee shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof at the following address: Corporate Secretary, Archer-Daniels-Midland Company, 4666 Faries Parkway, Decatur, Illinois 62526, or at such other address as the Company may designate by notice to the Optionee. Any notice hereunder by the Company shall be given to the Optionee in writing and such notice shall be deemed duly given only upon receipt thereof at such address as the Optionee may have on file with the Company.

Section 15. Construction. The construction of this Agreement is vested in the Committee, and the Committee’s construction shall be final and conclusive.

Section 16. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Illinois, without giving effect to the choice of law principles thereof.

Archer-Daniels-Midland Company

By:_____________________________________
        Paul B. Mulhollem
  President & Chief Operating Officer

OPTIONEE

By:_____________________________________

APPENDIX A

Definition of Change in Control

For purposes of this Agreement, a "Change in Control" of the Company shall mean:

(i) an acquisition subsequent to the Date of Grant by any individual, entity or group (within the meaning of section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of either (A) the then outstanding shares of Common Stock or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (2) any acquisition by the Company and (3) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary;

(ii) during any period of two (2) consecutive years (not including any period prior to the Date of Grant), individuals who at the beginning of such period constitute the Board (and any new directors whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was so approved) cease for any reason (except for death, disability or voluntary retirement) to constitute a majority thereof;

(iii) the consummation of a merger, consolidation, reorganization or similar corporate transaction which has been approved by the stockholders of the Company, whether or not the Company is the surviving company in such transaction, other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization;

(iv) the approval by the stockholders of the Company of (A) the sale or other disposition of all or substantially all of the assets of the Company or (B) a complete liquidation or dissolution of the Company; or

(v) adoption by the Board of a resolution to the effect that any person has acquired effective control of the business and affairs of the Company.